Exhibit 4.17

SERVICE AGREEMENT

The CFO Solution HQ Pty Ltd

and

Prima Biomed Limited

“COMMERCIAL IN CONFIDENCE”

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CONTENTS

1.	DURATION	3

2.	SERVICE FEE	3

3.	DUTY OF CLIENT TO PROVIDE REASONABLE ACCESS	5

4.	ACKNOWLEDGMENT BY THE CLIENT	5

5.	CONFIDENTIALITY AN INTELLECTUAL PROPERTY	5

6.	INDEMNITY AND RELEASE	6

7.	NON-SOLICITATION OF STAFF	6

8.	TERMINATION	6

9.	NOTICES	7

10.	GOODS AND SERVICES TAX (GST)	7

11.	PRIVACY	7

12.	ENTIRE AGREEMENT	7

13.	NO WAIVER	7

14.	SEVERABILITY	7

15.	VARIATION	7

16.	GOVERNING LAW	8

Service Agreement 900990 v1/HN	Page 2 of 13

SERVICE AGREEMENT

BETWEEN:

Service Provider:	The CFO Solution HQ Pty Ltd ACN 054 583 612 Suite 1, 1233 High Street, Armadale, Victoria Australia. 3143

Client:	Prima Biomed Limited ACN 009 237 889 Suite 1, 1233 High Street Armadale, Victoria Australia. 3143

Commencement Date: 1 March 2010

PREAMBLE:

A.	The Service Provider is engaged in the business of providing publicly listed companies finance, administrative and reporting services.

B.	The Service Provider has from the Commencement Date set out above been engaged by the client to provide such services to the Client.

C.	The Service Provider and the Client wish to set out in writing the terms and conditions of such engagement of the Service Provider.

1.	DURATION

Subject to clauses 2.9 and 8, this agreement shall continue in force for a minimum period of 12 months from the Commencement Date and may only be terminated by the Client prior to the expiry of the 12 month minimum period upon the payment of the standard monthly fees payable for the balance of the 12 month minimum period. Thereafter this agreement shall remain in force from the expiry of the minimum 12 month period until terminated by the Client or the Service Provider by giving the other party 3 months notice in writing or where the Client is terminating, the payment of 3 months’ standard monthly fees in lieu of notice.

2.	SERVICE FEE

2.1

In consideration of the Service Provider providing the services identified in Item 2 of the Schedule (“Services”) the Client agrees to pay the standard monthly fee set out at Item 1 of the Schedule (or where the Services are provided for part of a month only, then a pro-rata portion of the standard monthly fee). On completion of the first 6 months of the term of this Agreement, and at regular intervals thereafter the service fee may be reviewed and the parties may renegotiate the standard monthly fee.

2.2	The monthly standard fee is payable monthly in advance by direct debit from the bank account nominated by the Client, with the first monthly

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standard fee payable by the Client to the Service Provider on the Commencement Date and thereafter on the first day of each month.

2.3

Prior to commencing the Services, representatives of the Service Provider and the Client will meet to determine an estimate of the number of days of work per month that the Service Provider will be required in order to provide the Services. If this number of days work is exceeded in any month then the days in excess of the estimate will be treated as additional work outside the scope of the Services and will be charged in accordance with clause 2.4.

2.4

If work outside of the scope of the Services is required, or if the Service Provider agrees to perform work outside the scope of the Services, the Service Provider will charge the Client a fee based on hourly rates set out in Item 3 of the Schedule for such additional work.

2.5

Any additional work will be invoiced by the Service Provider at such intervals as the Service Provider in its absolute discretion determines. Payment by the Client for such additional work carried out by the Service Provider is to be made within fourteen (14) days of the date of the invoice provided by the Service Provider to the Client.

2.6

In addition to fees, as set out above, the Service Provider will also charge the Client all reasonable direct out-of-pocket expenses incurred by the Service Provider plus an administrative mark up of ten per cent (10%).

2.7

The standard monthly fee as set out in Item 1 of the Schedule and the hourly rates as set out in Item 3 of the Schedule will be increased by the Service Provider in accordance with the Consumer Price Index (CPI) twice a year in June and December and the Service Provider reserves the right to conduct further reviews of its fees as the Service Provider sees fit. The Service Provider will advise the Client of any variations in excess of the Consumer Price Index in writing as soon as practicable after they come into effect.

2.8

Interest will be charged on any unpaid fees at the rate fixed from time-to-time under section 2 of the Penalty Interest Rates Act 1983 (Vic), from the period beginning 14 days after payment is due until the fees are paid by the Client to the Service Provider.

2.9	The Service Provider has the right to withhold services or terminate this agreement should outstanding fees exceed 60 days, by providing 48 hours written notice.

2.10

If either the Service Provider or the Client terminates this Agreement pursuant to clause 2.9 or clause 8, the Service Provider is entitled to its fees accrued for time spent at the daily rates set out at Item 3 of the Schedule, up to the termination date.

2.11	The Service Provider will not commence Services unless and until the standard monthly fee for the first month’s services has been paid by the Client.

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2.12

In the event that the Service Provider makes any claim to recover outstanding fees from the Client, the client shall indemnify the Service Provider for all legal costs incurred on a solicitor/client basis.

3.	DUTY OF CLIENT TO PROVIDE REASONABLE ACCESS

The Client agrees to provide the Service Provider, in a timely manner, reasonable access to all documents and other information that the Service Provider reasonably requires to complete the Services they have been engaged to provide to the Client.

4.	ACKNOWLEDGMENT BY THE CLIENT

The Client acknowledges and agrees that:

(a)	the Service Provider relies upon the accuracy of the information provided by the Client to complete the services the Service Provider is engaged to provide;
(b)

the Service Provider may from time to time be required to present its files relating to its engagement under this Agreement to the Institute of Chartered Accountants, in order to comply with its quality control review program;

(c)	the Service Provider may use client records belonging to the Client for the Service Provider’s internal training purposes;
(d)

the Service Provider will not be liable or responsible for any adverse consequences that result from a failure of the Client to provide to the Service Provider accurate documents or other information reasonably required by the Service Provider in a timely manner; and

(e)

it shall indemnify the Service Provider from and against any claims or demands suffered or incurred by the Service Provider in connection with any failure by the Client to provide to the Service Provider accurate documents or other information reasonably required by the Service Provider.

5.	CONFIDENTIALITY AN INTELLECTUAL PROPERTY

5.1

Subject to clause 4(b) the Service Provider undertakes that it shall not either during the term of this Agreement or at any time thereafter (except in the proper course of the engagement hereunder or as required by the Client) use or disclose to any person confidential information of or relating to the Client or its subsidiaries or any person with whom contact has been made as a result of this Agreement or any trade or business secrets which become knowledge while appointed in any capacity hereunder and will use its best endeavours to prevent the use or disclosure of any such information by third parties.

5.2

Provided that all fees have been paid by the Client and the Client is not otherwise in breach of this Agreement, the Service Provider shall return any documents, manuals, notes, computer software or any other form of information and all other property belonging to the Client on termination of this Agreement.

5.3

The Client acknowledges that all documents, charts, spreadsheets or other material created in relation to the provision of the Services and provided to the Client by the Service Provider is for the benefit of the

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Client only and shall not be provided to any person other than the Client’s officers, employees, agents and professional advisors without the express written permission of the Service Provider. The Service Provider accepts no responsibility to any third party for any material provided to a third party in contravention of this clause. The Client undertakes to inform its officers, employees, agents and professional advisors of the terms of this clause, and ensure that those persons comply with this clause.

5.4

The Client acknowledges that the intellectual property in all documents, charts, spreadsheets or other material created in relation to the provision of the Services and provided to the Client by the Service Provider remains with the Service Provider and the Client shall not make use of or deal with any of that intellectual property without the prior consent of the Service Provider.

6.	INDEMNITY AND RELEASE

6.1	As a term of this Agreement, the Client agrees to indemnify the Service Provider and to hold the Service Provider harmless from and against:

(a)	all actions, claims, demands or proceedings which may be instituted against; and
(b)	all liabilities, losses, damages, costs and expenses (including reasonable legal costs and expenses) which may be suffered or incurred by the Service Provider,

in connection with or arising out of this Agreement.

6.2

The indemnity set out in this clause 6 will extend to the costs of investigations, preparing of and defending any actions, claims, demands or proceedings and any threatened litigation whether or not the Service Provider is a party to those actions, claims, demands, proceedings or threatened litigation. For the purposes of this clause, the Service Provider includes all related bodies corporate and the Service Provider directors, employees and agents.

7.	NON-SOLICITATION OF STAFF

The Client agrees that it will not either during the Agreement or for a period of 12 months following the termination of the Agreement, induce or attempt to induce any employees of the Service Provider to leave the employment of the Service Provider or take up employment elsewhere.

8.	TERMINATION

In addition to the rights to terminate this Agreement set out in clause 1 and clause 2.9 of this Agreement, either party may terminate this Agreement immediately by the giving of written notice to the other party in the event that:

(a)	the other party becomes insolvent (as that term is defined by section 95A of the Corporations Act 2001;

(b)	the other party commits a breach of this Agreement, which breach is not capable of remedy;

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(c)

the other party commits a breach of this Agreement, and fails to remedy such breach within 14 days of receiving a written notice setting out the nature of the breach and requiring that the breach be remedied.

9.	NOTICES

A notice to be given by a party to another party under this Agreement shall:

(a)	be in writing;
(b)	be delivered to the address or email address of the recipient as set out in this Agreement or as varied by written notice; and
(c)	be in the English language.

10.	GOODS AND SERVICES TAX (GST)

In addition to the fees payable by the Client pursuant to this Agreement the Client must also pay any GST arising in respect of the provision of the services.

11.	PRIVACY

The Service Provider maintains a contact database in order to manage its dealings with its clients. The contact details of the Client held by the Service Provider have been obtained in the usual course of business dealings. Unless the Client advises the Service Provider otherwise, the Service Provider will continue to use the contact information regarding the Client in this way.

12.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement of the parties in respect of the matters dealt with in this Agreement and supersedes all prior agreements, understandings, undertakings and negotiations in respect of the matters dealt with in this Agreement.

13.	NO WAIVER

No failure to exercise and no delay in exercising any right, power or remedy under this agreement will operate as a waiver. Nor will any single or partial exercise of any right, power or remedy preclude any other or further exercise of that or any other right, power or remedy.

14.	SEVERABILITY

A term or part of a term of this Agreement that is illegal or unenforceable may be severed from this Agreement and the remaining terms or parts of the term of this Agreement continue in force.

15.	VARIATION

Unless otherwise provided for in this Agreement, this Agreement shall not be changed or modified in any way subsequent to execution except in writing signed by or on behalf of the parties.

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16.	GOVERNING LAW

16.1	This Agreement shall be governed by and construed in accordance with the laws of the State of Victoria.

16.2	The parties unconditionally submit to the jurisdiction of the courts of the State of Victoria and courts entitled to hear appeals from these courts.

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SCHEDULE

ITEM 1: STANDARD SET FEE PER MONTH EXCLUSIVE OF GST

Estimated fee for Professional Services Listed in Item 2 below, being:

The annual fee is $300,000 (+GST) per annum. In the first 12 month of this agreement it is payable as follows:

➢	a consulting fee of $16,666.67 (+GST) per calendar month payable monthly in arrears for the engagement term.

➢	ordinary shares in the Client to the value of $100,000 (+GST). The shares are to be issued to The CFO Solution Team Pty Ltd at a price of A$0.14 on or before 31 March 2010.

At the time of entering this agreement, the Client also acknowledge additional services of $26,000 (+GST) that were provided in the period preceding the Commencement Date of this Agreement. The Client agrees to issue to the Service Provider, ordinary shares in the Client to the value of $26,000 (+GST). The shares are to be issued to The CFO Solution Team Pty Ltd at a price of A$0.14 on or before 31 March 2010.

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ITEM 2: SERVICES INCLUDED IN THE FEE

CLIENT PRR	NUMBER OF DAYS PER MONTH
	PA	Jan	Feb	March	April	May	June	July	Aug	Sept	Oct	Nov	Dec
Review of accounting systems	0
Review of Chart of accounts	4.1	0.1	1	3
Review of reporting systems	1.1	1	0.1
Board meetings – attend & follow up	1.1		1	1	1	1	1	1	1	1	1	1	1
Board meetings – prepared and preview	5.5		0.5	0.5	0.5	0.5	0.5	0.5	0.5	0.5	0.5	0.5	0.5
Audit & Risk Committee meeting attend & follow up – Annual & half year	0.5		0.25							0.25
Audit & Risk Committee meeting prepare & premeeting – Annual & half year	2.5		1.25							1.25
Remuneration Committee meeting attend & follow up – Annual & half year	1			0.5								0.5
Remuneration Committee meeting prepare & premeeting – Annual & half year	2			1								1
Other Committee meetings attend & follow up	0
Weekly accounting	60	5	5	5	5	5	5	5	5	5	5	5	5
Payroll, salary packaging – monthly process	9	0.5	1	0.5	1	0.5	1	0.5	1	0.5	1	0.5	1
Payroll, salary packaging & annual reporting	2.2		0.2					2
Monthly accounting	26	4	2	2	2	2	2	2	2	2	2	2	2
Rolling forecast	0
Quarterly reporting – Appendix 4C (due last day of month following end of qtr)	6	1.5			1.5			1.5			1.5
Audit & Risk – quarterly attend & follow up	0
Audit & Risk – prepare & premeeting	0
Half year reporting – Appendix 4D (due last business day in February)	19	4	12										3
Fringe Benefits Tax return (due mid May)	2					2
Preliminary final reporting – Appendix 4E (due last business day in August)	10							5	5
Annual Financial Statement (due last business day in September)	15							5	5	5
Annual Report – design, proof, etc.	0
Annual budget	0.2	0.2
Notice of Annual General Meeting (Basic) (must be held before Nov)	2										2
AGM attend & follow up	1											1
Notice of other General Meeting(s)	2				2
EGM attend & follow up	1					1
Changes to Directors interest	1.05	0.3		0.25			0.25			0.25
Grants applications & reporting	0
Grants applications & reporting – review of applicability	0											0.5
R&D Tax concession – prepare plan (must be prepared before commencement of FY)	0
R&D Tax concession – lodge (must be lodged by end of April)	1		0.5	0.5							0.5
EMDG (due end of Dec)	0
Business Activity Statements (due last day of month following end of qtr)	2	0.5			0.5			0.5
Financial due diligence	0												0.5
Changes to Officers	1						0.5
Charter & Corporate Governance	1					1						0.5
Income Tax return coordination (due end of Feb)	1.5		0.5									0.5
ESOP	2					0.5	1
Subsidiary matters	0
NASDAQ / JSE – 20F	0
NASDAQ / JSE – 6K	0
NASDAQ / JSE – Other	0
ASIC, ATO & other review/audit matters	1.25	0.25		0.25			0.25			0.25			0.25
Internal Control review work	0
Equity Issues / capital raisings	30	2.5	2.5	2.5	2.5	2.5	2.5	2.5	2.5	2.5	2.5	2.5	2.5
Special projects	0
Shareholder query / investor relations	6	0.5	0.5	0.5	0.5	0.5	0.5	0.5	0.5	0.5	0.5	0.5	0.5
Job costing	2.4	0.2	0.2	0.2	0.2	0.2	0.2	0.2	0.2	0.2	0.2	0.2	0.2
Archiving	1	0.5											0.5
Share Trading	0
Substantial Shareholder Notice	0.1		0.1
Administration	24	2	2	2	2	2	2	2	2	2	2	2	2
Contingency	26	2	3	2	2	2	2	3	2	2	2	2	2
TOTAL	283.4	25.05	33.6	21.7	20.7	20.7	18.7	31.2	26.7	23.2	20.7	20.2	20.95

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    Days Required

Team Leader	26.00	2.00	3.00	2.00	2.00	2.00	2.00	3.00	2.00	2.00	2.00	2.00	2.00
Senior Accountant	183.00	16.35	24.40	14.00	12.00	13.00	10.50	22.00	18.50	15.50	12.00	12.50	12.25
Accountant / Senior Bookkeeper	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Assistant Accountant / Bookkeeper	74.40	6.70	6.20	5.70	6.70	5.70	6.20	6.20	6.20	5.70	6.70	5.70	6.70
Total	283.40	25.05	33.60	21.70	20.70	20.70	18.70	31.20	26.70	23.20	20.70	20.20	20.95

Team Leader	$1,688
Senior Accountant	$1,350
Accountant / Senior Bookkeeper	$1,013
Assistant Accountant / Bookkeeper	$675

Team Leader	$43,875	$3,375	$5,063	$3,375	$3,375	$3,375	$3,375	$5,063	$3,375	$3,375	$3,375	$3,375	$3,375
Senior Accountant	$247,050	$22,073	$32,940	$18,900	$16,200	$17,550	$147,175	$29,700	$24,975	$20,925	$16,200	$16,875	$16,538
Accountant / Senior Bookkeeper	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Assistant Accountant / Bookkeeper	$50,220	$4,523	$4,185	$3,848	$4,523	$3,848	$4,185	$4,185	$4,185	$3,848	$4,523	$3,848	$4,523
	$341,145	$29,970	$42,188	$26,123	$24,098	$24,773	$21,735	$38,948	$32,535	$28,148	$24,098	$24,098	$24,435

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ITEM 3:	DAY RATES EXCLUSIVE OF GST

Company Secretarial	$2,000
Statutory & Compliance Accounting	$1,500
Project Management & Monthly Accounting	$1,000
Bookkeeping	$500

The purpose of the day rates is for fees in addition to the estimated scope and quantity of work set out in Items 1 and 2.

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ACCEPTANCE OF AGREEMENT

Signed for and on behalf of The CFO Solution HQ Pty Ltd by an authorised person:

/s/ Phillip Hains
Name:	Phillip Hains
Position:	Sole Director/Principal
Date:	12/4/10

Signed for an on behalf of Prima Biomed Limited by an authorised person:

/s/ Martin Rogers
Name:	Martin Rogers	Name:
Position:	Director	Position:
Date:	1/4/10	Date:

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